Rohm and Haas Company 100 Independence Mall West Philadelphia, PA 19106-2399

ROHM AND HAAS COMPANY REPORTS FOURTH QUARTER 2003
AND FULL YEAR RESULTS

Philadelphia, PA, February 4, 2004 — Rohm and Haas Company (NYSE:ROH) today reported fourth quarter sales of $1,647 million, a 15 percent increase over the same period in 2002, primarily the result of solid organic growth of 7 percent across many of the company’s businesses and favorable currencies accounting for 6 percent of the overall increase. Earnings for the quarter were $109 million, or $.49 per share, including approximately $9 million after-tax, or $.04 per share in net gains from insurance settlements and restructuring charges.

“The improving global economy, combined with the market position we have in most businesses, contributed to a strong quarter,” said Raj. L. Gupta, chairman and chief executive officer. “We are finally seeing a recovery in the electronics markets, and the continued consumer shift to all acrylic house paints is having a positive impact on sales in our Coatings business.” Gupta noted that the company saw some recovery in the industrial sector during the quarter, and above normal severe winter weather late in the quarter favorably impacted the Salt business. “Our fourth quarter started out strong and ended with solid sales performance in December,” he said.

Fourth Quarter 2003 Business Results

Sales in the Coatings business of $512 million represents a 15 percent increase over the same period in 2002, attributable to increased demand, favorable currencies and higher selling prices. Architectural and Functional Coatings sales increased 16 percent over the comparable period, as the continued recovery from a slow paint season early in the year, and the shift by consumers towards all acrylic house paints, drove higher demand. There was also some strengthening in the industrial coatings markets, particularly the paper market. Automotive Coatings sales were relatively flat with the same period in 2002, the result of slightly lower auto builds in the big-three domestic automobile manufacturers. Powder Coatings sales for the quarter are up 15 percent over the same period last year, with particularly strong growth in Europe and evidence of a recovery in industrial markets in North America. Earnings for the Coatings Business Group in the fourth quarter of 2003 were $35 million , due to favorable currency, higher pricing and volume gains over the prior year period.

Adhesives and Sealants sales of $158 million are up 8 percent over the comparable period in 2002, primarily due to favorable currencies. While we have seen stronger demand in some product lines, overall demand remains relatively flat. Adhesives and Sealants reported a fourth quarter loss of $4 million, with favorable currency and higher prices insufficient to offset higher raw material costs and unfavorable operating expenses.

Electronic Materials sales of $297 million are up 19 percent over the fourth quarter of 2002, reflecting a solid improvement across all business units, with the Asia Pacific region showing the strongest growth. Sales in the Printed Wiring Board business were 18 percent higher than the same period last year, as circuit board manufacturers increased production to keep pace with demand for consumer products. Electronic and Industrial Finishing had a 29 percent year-on-

year increase, with the advanced finishing technology for both electronics and industrial applications showing solid growth. Microelectronics had an 18 percent sales increase compared with the same period last year, evidence of a strong recovery in the semi-conductor markets and increased adoption of high-end technologies needed for 300 mm processing. Fourth Quarter 2003 earnings for Electronic Materials of $29 million are attributable to stronger demand in the quarter as compared to the comparable period in 2002.

Performance Chemicals sales of $347 million are up 21 percent over the same period a year ago. Sales in Plastics Additives are up 35 percent compared with the fourth quarter of 2002, primarily due to the acquisition of the Kureha plastics additives business in 2002, along with stronger demand and currencies. Consumer and Industrial Specialties sales of $106 million are up 14 percent over the same period last year, with solid growth in the dispersant and rheology modifiers polymers, as well as biocides used in wood preservatives. Sales for Process Chemicals of $93 million are up 4 percent from the comparable period a year ago, attributable to the favorable impact of currencies and higher selling prices, while overall demand remains relatively flat. Performance Chemicals earnings were $13 million in the quarter.

Salt sales of $235 million are up 8 percent over the same period a year ago, the result of favorable currencies, higher non-ice-control sales and pricing. Earnings for Salt were $19 million in the quarter.

Monomers sales of $293 million are up 17 percent over the same period a year ago, with third party sales up 7 percent due to higher pricing, growth in Europe, and the impact of favorable currencies. Intra-company sales growth was driven by higher pricing and increased demand in the downstream polymer businesses. Monomers earnings were $34 million for the quarter, as higher selling prices and smooth plant operations offset the run-up in raw materials.

Fourth Quarter 2003 Regional Sales Performance

Asia Pacific sales were $308 million, a 34 percent increase over the same period last year, due to strong demand, especially in the Electronic Materials business, the acquisition of the Kureha plastics additives business in 2002, as well as a strengthening currency. European sales were $425 million for the quarter, up 16 percent from the fourth quarter, 2002 driven mainly by the favorable impact of currency. North American sales of $854 million were up 8 percent over the comparable period last year, primarily due to improved demand and pricing. Latin America sales of $60 million in the quarter were up 13 percent from the same period last year, led by demand gains.

Comments on the Fourth Quarter 2003 Income Statement

Gross Profit Margin in the quarter was approximately 33 percent, with 3 percent attributable to the insurance settlements. Improvement in gross profit over the same period last year is the result of higher prices, increased demand, the favorable impact of currency, and acquisitions more than offsetting the increase in raw materials.

Selling and Administrative spending of $242 million is 3 percent higher than the same period a year ago. On a currency adjusted basis, Selling and Administrative spending is slightly lower, as the cost saving initiatives we have implemented have enabled us to control the inflationary impact of employee related expenses, insurance and security.

Research spending of $60 million is relatively flat with the fourth quarter, 2002.

The $49 million of insurance settlements in the quarter involves resolution of most remaining claims for payment under policies with various underwriters for existing and future claims for environmental and other liabilities. The $40 million of restructuring charges is largely associated with the numerous efficiency initiatives made possible by the Enterprise Resource Planning (ERP) system the company is implementing around the globe.

Full-Year 2003 Results

Full-year 2003 sales for the company of $6,421 million represents a 12 percent increase over 2002, with organic growth of approximately 4 percent, currencies accounting for approximately 5 percent, and acquisitions representing 2 percent. The organic growth was across most of the businesses. Full year earnings were $280 million, which included the following items after tax: $62 million for impairments, $64 million in restructuring charges, and $8 million of asset retirement obligations, offset by $40 million of insurance recoveries. Free cash flow* for the full-year was approximately $469 million, after cash from operations of $999 million, with capital spending of $339 million and dividend payments of $191 million. In July, 2003, the company increased its annual dividend from $.84 to $.88 cents per share. As a result of the strong cash position, the company retired $451 million in debt in December, 2003, that was due in July, 2004, achieving the company’s year-end net-debt** target of $2.4 billion.

“Our 2003 performance was a substantial improvement over the previous year and reflects the continued emphasis on growth through new product introduction and our strong global presence, the benefit of favorable currencies, and productivity improvements we are implementing throughout the organization, which more than offset the higher costs associated with raw materials, energy and general inflation-related increases,” said Gupta. With growth and productivity improvements our key focus again this year, together with improvements in the external global economy and a strong recovery in the electronics market, we are well positioned for an even stronger 2004,” he said.

2004 Outlook.

In discussing the company’s outlook for 2004, Gupta outlined the following assumptions:

➢	Global economic growth, estimated at approximately 3 percent, will result in sales growth for the company in the 6 to 8 percent range, with organic growth representing 3 to 5 percent, and the impact of currencies accounting for 3 percent, assuming current exchange rates hold for the year. Quarterly sales should be in the $1.65 billion to $1.75 billion range.

➢	Raw materials and energy costs, primarily natural gas, will be significantly higher throughout 2004 as compared to 2003, with the first quarter being most severely impacted.

➢	Full-year gross profit margins should be in the 30 percent range, with the first quarter margins below the average due to higher raw material and energy costs.

➢	Selling and Administrative expenses, as a percentage of sales, will be similar to 2003.

➢	Research and Development spending will be approximately $250 million, demonstrating the company’s continued commitment to investing in new product development and driving growth through innovation.

➢	Capital spending will be in the $350 million range, below depreciation.

“If these assumptions hold, we expect full year 2004 earnings in the $1.90 to $2.10 per share range, a significant improvement over our 2003 results,” Gupta said.

*Rohm and Haas Company defines free cash flow as cash provided by operating activities, less capital asset spending and dividends. Free cash flow is not intended to reflect cash available solely for discretionary activities.

**Rohm and Haas Company defines net debt as total debt minus cash. Total debt at year end 2003 was $2,575 million, with cash and cash equivalents of $196 million.

Both free cash flow and net debt are measurements not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures presented by other companies. Complete reconciliation tables can be found on the investor portion of the company’s website at www.rohmhaas.com

This release includes forward-looking statements. Actual results could vary materially, due to changes in current expectations. The forward-looking statements contained in this announcement concerning demand for products and services, sales and earnings growth, and actions that may be taken to improve financial performance, involve risks and uncertainties and are subject to change based on various factors, including the impact of raw materials and natural gas, as well as other energy sources, and the ability to achieve price increases to offset such cost increases, development of operational efficiencies, changes in foreign currencies, changes in interest rates, the continued timely development and acceptance of new products and services, the impact of competitive products and pricing, the impact of new accounting standards, assessments for asset impairments, and the impact of tax and other legislation and regulation in the jurisdictions in which the company operates. Further information about these risks can be found in the company’s SEC 10-K filing of March 17, 2003.

Rohm and Haas is a Philadelphia-based specialty chemical company which makes products for the personal care, grocery, home and construction markets, and the electronics industry. The company has annual sales of approximately $6.4 billion with operations in 26 countries.

CONTACTS:
Media Relations	Investor Relations
Brian McPeak	Mike Hamilton
Corporate Communications	Director, Investor Relations
215-592-2741	215-592-2928
Bmcpeak@rohmhaas.com	MikeHamilton@rohmhaas.com

Rohm and Haas Company and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,

			Percent			Percent
	2003	2002	Change	2003	2002	Change

Net sales	$1,647	$1,435	15%	$6,421	$5,727	12%
Cost of goods sold	1,109	989	12%	4,506	3,910	15%

Gross profit	538	446	21%	1,915	1,817	5%

Selling and administrative expense	242	234		891	879
Research and development expense	60	61		238	260
Interest expense	32	33		126	132
Amortization of finite-lived intangibles	17	18		67	69
Share of affiliate earnings, net	3	5		15	15
Provision for restructuring and asset impairments	40	161		196	177
Loss on early extinguishment of debt (see note below)	4	3		4	12
Other (income) expense, net	(10)	(1)		(7)	(5)

Earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change	156	(58)		415	308
Income tax expense (benefit)	47	(20)		127	98

Earnings (loss) from continuing operations before cumulative effect of accounting change	$109	$(38)		$288	$210

Discontinued operations:
Loss on disposal of discontinued line of business, net of $4 of income taxes in 2002	—	—		—	(7)

Earnings (loss) before cumulative effect of accounting change	109	(38)		288	203
Cumulative effect of accounting change, net of $3 and $57 of income taxes in 2003 and 2002, respectively	—	—		(8)	(773)

Net earnings (loss)	$109	$(38)		$280	$(570)

Basic earnings (loss) per share (in dollars):
From continuing operations	$0.49	$(0.17)		$1.30	$0.95
Loss on disposal of discontinued line of business	—	—		—	(0.03)
Cumulative effect of accounting change	—	—		(0.04)	(3.50)

Net earnings (loss) per share	$0.49	$(0.17)		$1.26	$(2.58)

Diluted earnings (loss) per share (in dollars):
From continuing operations	$0.49	$(0.17)		$1.30	$0.95
Loss on disposal of discontinued line of business	—	—		—	(0.03)
Cumulative effect of accounting change	—	—		(0.04)	(3.49)

Net earnings (loss) per share	$0.49	$(0.17)		$1.26	$(2.57)

Weighted average common shares outstanding - basic:	222.1	221.1		221.5	220.9
Weighted average common shares outstanding - diluted:	223.7	221.1		222.4	221.9

Other Data:
Capital spending	$108	$146		$339	$407
Depreciation expense	$107	$96		$411	$388

Note: In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” 2002 earnings from continuing operations now reflect losses on early extinguishment of debt, previously reported below continuing operations as extraordinary items.

Rohm and Haas Company and Subsidiaries
Consolidated Balance Sheets
(in millions, except share data)
(preliminary and unaudited)

	December 31,	December 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$196	$295
Receivables, net	1,309	1,160
Inventories	821	765
Prepaid expenses and other current assets	201	201

Total current assets	2,527	2,421
Land, buildings and equipment, net	2,966	2,954
Goodwill and other intangible assets, net	3,321	3,478
Other assets	632	731

	$9,446	$9,584

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term obligations	$107	$180
Trade and other payables	609	481
Accrued liabilities	814	710
Federal, foreign and other income taxes payable	300	277

Total current liabilities	1,830	1,648

Long-term debt	2,468	2,872
Employee benefits	639	651
Other liabilities	1,175	1,283
Minority interest	13	11

Commitments and contingencies

Stockholders’ equity:
Common stock: shares issued - 242,078,367	605	605
Additional paid-in capital	2,002	1,971
Retained earnings	1,087	994

	3,694	3,570
Treasury stock	(185)	(200)
ESOP shares	(100)	(107)
Accumulated other comprehensive loss	(88)	(144)

Total stockholders’ equity	3,321	3,119

	$9,446	$9,584

Certain prior year amounts have been reclassified to conform with the current year presentation.

Appendix I

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

Net Sales by Business Segment and Region

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002 (1)	2003	2002 (1)

Business Segment
Coatings	$512	$444	$2,135	$1,866
Adhesives and Sealants	158	146	632	592
Electronic Materials	297	249	1,079	987
Performance Chemicals	347	287	1,382	1,217
Salt	235	217	801	706
Monomers	293	250	1,152	970
Elimination of Intersegment Sales	(195)	(158)	(760)	(611)

Total	$1,647	$1,435	$6,421	$5,727

Customer Location
North America	$854	$788	$3,403	$3,292
Europe	425	365	1,721	1,365
Asia-Pacific	308	229	1,089	868
Latin America	60	53	208	202

Total	$1,647	$1,435	$6,421	$5,727

Earnings (Loss) from Continuing Operations by Business Segment (2)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002 (1,3)	2003	2002 (1,3)

Business Segment
Coatings	$35	$21	$133	$187
Adhesives and Sealants	(4)	(1)	8	(3)
Electronic Materials	29	(60)	97	—
Performance Chemicals	13	(15)	52	46
Salt	19	18	54	47
Monomers	34	14	81	72
Corporate	(17)	(15)	(137)	(139)

Total	$109	$(38)	$288	$210

(1)	Reclassified to conform to current year presentation.
(2)	Before cumulative effect of accounting change.

(3)      In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” 2002 earnings from continuing operations now reflect losses on early extinguishment of debt, previously reported below continuing operations as extraordinary items. The losses are reflected within the Corporate business segment.

Appendix II

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)

     Provision for Restructuring and Asset Impairments by Business Segment

     Pre-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Business Segment
Coatings	$2	$13	$104	$13
Adhesives and Sealants	1	(3)	5	6
Electronic Materials	1	126	—	126
Performance Chemicals	6	15	51	23
Salt	—	—	—	—
Monomers	—	(1)	2	(1)
Corporate	30	11	34	10

Total	$40	$161	$196	$177

     After-tax

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Business Segment
Coatings	$1	9	$67	$9
Adhesives and Sealants	1	(2)	3	4
Electronic Materials	1	83	—	83
Performance Chemicals	4	10	33	15
Salt	—	—	—	—
Monomers	—	(1)	1	(1)
Corporate	18	7	22	6

Total	$25	$106	$126	$116

Earnings (Loss) from Continuing Operations Before Interest, Taxes, Depreciation and Amortization (EBITDA) by Business Segment (2)

Due to the varying impacts of debt, interest rates, acquisition related amortization and effective tax rates, EBITDA is calculated to facilitate comparisons between Rohm and Haas Company and its competitors. EBITDA is not a measurement recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. Furthermore, this measure may not be consistent with similar measures presented by other companies.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002 (1,3)	2003	2002 (1,3)

Business Segment
Coatings	$76	$55	$289	$369
Adhesives and Sealants	6	6	55	31
Electronic Materials	61	(75)	212	63
Performance Chemicals	44	(1)	179	166
Salt	50	45	159	145
Monomers	65	37	181	175
Corporate	10	22	(56)	(52)

Total	$312	$89	$1,019	$897

Reconciliation of EBITDA to Earnings from Continuing Operations (2)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002 (3)	2003	2002 (3)

EBITDA	$312	$89	$1,019	$897
Interest expense	32	33	126	132
Income tax expense (benefit)	47	(20)	127	98
Depreciation expense	107	96	411	388
Amortization of finite-lived intangibles	17	18	67	69

Earnings (loss) from continuing operations before cumulative effect of accounting change	$109	$(38)	$288	$210

(1)     Reclassified to conform to current year presentation.
(2)     Before cumulative effect of accounting change.
(3)     In accordance with SFAS No. 145, “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections,” 2002 earnings from continuing operations now reflect losses on early extinguishment of debt, previously reported below continuing operations as extraordinary items. The losses are reflected within the Corporate business segment.

Appendix III

Rohm and Haas Company and Subsidiaries
(in millions)
(unaudited)
Sales by Business

	Twelve Months Ended
	December 31,

	2003	2002

Architectural and Functional Coatings	$1,704	$1,531
Automotive Coatings	107	109
Powder Coatings	324	226

Coatings Segment	2,135	1,866

Adhesives and Sealants Segment	632	592

Printed Wiring Board	301	288
Electronic and Industrial Finishes	164	146
Microelectronics	614	553

Electronic Materials Segment	1,079	987

Plastic Additives	535	430
Process Chemicals (1)	378	375
Consumer and Industrial Specialties	428	388
Other	41	24

Performance Chemicals Segment	1,382	1,217

Salt Segment	801	706

Monomers Segment	1,152	970

Elimination of Intersegment Sales	(760)	(611)

Total Sales	$6,421	$5,727

(1)	Formed in 2003 by combining Inorganic and Specialty Solutions and Ion Exchange Resins.